Exhibit (a)(10)

PUBLIC TENDER OFFER
SHARES OF
COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A.
ACCORDING TO ARTICLE 198 (FIFTH PARAGRAPH) OF CHILEAN SECURITIES ACT
(N° 18.045)
AND
ARTICULE 69 THIRD OF CHILEAN CORPORATIONS ACT (Nº 18.046)
BY
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA
1. Identification of the Bidder and its participation in the Company
Inversiones Telefónica Internacional Holding Limitada (hereinafter also “Inversiones Telefónica” or the “Bidder”), tax payer identification number 77.363.730-K, domiciled at Vitacura Avenue number 2736, 3rd floor, borough of Las Condes, Santiago, offers to buy 28.057.873 serie “A” shares and 3.071.148 serie “B” shares of Compañía de Telecomunicaciones de Chile S.A. (hereinafter also “CTC” or the “Company”), equivalent to 100% of the shares issued by CTC not owned by the Bidder or its controlling company Telefónica Internacional Chile S.A., (hereinafter also “TICSA”) through a public tender offer of shares according to article 198 (fifth paragraph) of the Chilean Securities Act (N° 18.045), fulfilling in this way the requirement stated in article 69 third of Chilean Corporation Act (18.046), in the terms and conditions contained herein (hereinafter also the “Commencement Announcement” and all hereinafter the “Offer”).
The Bidder is controlled by TICSA, a company organized and existing under the laws of Chile, owner of 99,999999846% of the corporate interests, which in turn is controlled by Telefónica Chile Holding BV, with 99.99% participation in, an existing entity formed under the laws of the Netherlands. For its part, the latter company is controlled by Telefónica International Holding BV, an existing entity formed under the laws of the Netherlands, with 100% participation, the latter of which is controlled by 100% by Telefónica Internacional SA a company organized and existing under the laws of Spain which in turns is controlled by Telefónica, S.A. with 100% participation.
The ultimate controller of the Bidder is Telefónica S.A. a company organized and existing under the laws of Spain, tax payer identification number 59.128.670-6, domiciled at Gran Vía 28, 28013 Madrid, Spain, company under the supervision of the “Comisión Nacional del Mercado de Valores de España”, which actually controls CTC through TICSA and Inversiones Telefónica with a stake of approximately 96,8% of CTC.
The ownership of Telefónica S.A. is widely dispersed, and therefore it is not possible to identify any controller of that entity. As of even date herewith, the following shareholders own 5% or more of the shares of Telefónica S.A.:
a) Banco Bilbao Vizcaya Argentaria, S.A. “BBVA”, with 6,258%.
b) Caja de Ahorros y Pensiones de Barcelona, “la Caixa”, with 5,483%.
In addition to these significant, stable shareholdings, the financial institution Chase Manhattan Nominees Ltd., by notice addressed to the National Stock Market Commission served on September 7, 2005, participated in the share capital of Telefónica S.A. with 9.904% thereof, as a depository institution, and such participation is held on behalf of its clients.
According to information obtained from the “Management Company for Registration Systems, Securities Clearing, and Settlement” (Iberclear), dated April 1, 2008, the number of shareholders of Telefónica SA, according to individual records of both individuals and legal entities, amounted to approximately 1,488,220 shareholders.
Telefónica, S.A. indirectly owns through Inversiones Telefónica, 457.944.050 serie “A” shares, including ADS representing serie “A” shares, and 38.351.003 serie “B” shares, equivalent to approximately 51,9% of the shares issued by CTC; and through TICSA, indirectly owns 387.993.524 serie “A” shares and 41.739.487 serie “B” shares, equivalent to approximately 44,9% of the shares issued by CTC, which sum up to an indirect participation of Telefónica in CTC of approximately 96,8%.
2. Purpose of the Offer
The purposes of the Offer are to fulfill the requirement stated in article 69 third of Chilean Corporation Act (18.046) and to increase Telefónica S.A. stake in CTC.
Due to the fact that the participation of the Bidder (together with its controlling companies) has reached over 2/3 of the shares issued by CTC, the Bidder is obligated to tender a new public offer for CTC’s shares, according to article 69 third of Chilean Corporation Act (18.046).
The Bidder within at least 12 month from the expiration of the Offer, plans to keep the Company as an open corporation and registered in the “Registro de Valores” kept by the “Superintendencia de Valores y Seguros”, (hereinafter the “SVS”).
3. Characteristics of the Offer
a. Amount of the Transaction.
In the event of the 100% acquisition of the Company’s shares (not owned by TICSA) by the Bidder, the total amount of the transaction will be $CLP 33.904.096.820, considering $CLP 1.100 for each series “A” share and $CLP 990 for each series “B” share.
b. Shares Related to the Offer
This Offer is made for a total of 28.057.873 series “A” share and 3.071.148 series “B” share of CTC equivalent to 100% of CTC’s shares (not owned by TICSA).
Simultaneous to this Offer, the Bidder is making an offer in the United States of America for the totality of the American Depositary Shares (“ADS”) representatives of serie “A” shares of CTC shares that are traded on the New York Stock Exchange (NYSE Euronext) and for all the serie “A” shares and serie “B” shares owned by US Holders (according to rule 14d-1 of Securities Exchange Act of 1934 of the United States) issued by the Company in which neither the Bidder nor TICSA have interest, pursuant to the laws applicable to this kind of offer in the United States of America (hereinafter the “American Offer”). Such process will be conducted under the rules state in the Security and Exchange Act of 1934, through a tender offer. Each ADS represents four serie “A” shares of CTC.

c. Prorate Mechanism. There is no prorating mechanism considered due to the fact that the Offer covers the total shares of CTC, which are not held by the Bidder nor its controller, TICSA.
d. Term of the Offer. In accordance with the Manual of Stock Shares Operations of the Santiago Stock Exchange, this offer will extend for a term of 30 days commencing at 00:00 a.m. on December 2, 2008, and ending at 17:30 p.m. on December 31, 2008.
If the Bidder deems it convenient, the aforementioned could be extended in accordance with the law. In such event, any relevant extension shall be communicated to interested persons via announcement published no later than the expiration date of the original term in the newspapers “El Mercurio de Santiago” and “La Tercera”.
e. Term to declare the success of the Offer. Within three business days from the date of expiry of the term of the Offer or its extension, the Bidder will publish a communication in the newspapers El Mercurio de Santiago and La Tercera, indicating the results of the Offer and will indicate the total number of shares that will acquire and the total percentage of participation in the Company which will reach (the “Notice of Result”) and the same day of publication of this notice, will forward a copy to CTC, to the Stock Exchanges and the SVS.
The Offer is not subject to conditions of success.
f. Recipients of the Offer. This offer is addressed to all the shareholders of CTC during the valid term of the Offer or its extension, with the exception of the Bidder or its controller TICSA.
g. Stock System Utilized for the Realization of the Transaction. The Offer will take place on the Santiago Stock Exchange, through the “Firm Offer Block System” (“Sistema de Ofertas a Firme en Bloque”), contained in Chapter 2.2.3 of the Manual of Stock Shares Operations of this Stock Exchange, approved by the SVS according to resolution No. 021, January 2001.
h. Commissions. Neither the Bidder nor the Administrator of the Offer will pay commissions to brokers who participate in the Offer for the orders that they enter.
4. Price and Payment Conditions
a. Share Price. The price per share offered is $CLP 1,100 pesos for each Series A share and $CLP 990 pesos for each Series B share. The price shall be paid in pesos, the national currency and shall not accrue interest nor readjustments. It is established that the American Offer is made for the price of $CLP 4,400 pesos for each ADS that represents four Series A shares of CTC and which results in the same price per Series A share in pesos relevant to this Offer. The price to be paid for the shares that are offered to be bought in the American Offer is also 1,100 pesos for each of the shares of Series “A” and 990 pesos for each of the shares of Series “B”. In the case of the American Offer, the price shall be paid in dollars of the United States of America, in the United States of America, in accordance with the observed dollar value published in the Official Journal on the expiration date of the American Offer. If the American Offer expires on a date when the observed dollar value is not published in the Official Journal, will be considered the one published on the day prior to the termination of the American Offer when the observed dollar value was published.

b. Payment Method. The price for the offered and to be acquired shares shall be paid in pesos, the national currency, by non-endorsable bank note or nominative check or, in the event that that it is required by the shareholder, by electronic transfer of funds to the account indicated in the Offer acceptance.
c. Date of Perfection. The date of perfection of the acquisition of shares through the “Firm Offer Block System” (“Sistema de Ofertas a Firme en Bloque”) shall be the day when the Notice of Result is published and a copy of that notice is sent to the Santiago Stock Exchange.
d. Term and Place of Payment The price of the offer will not accrue interests and it will be paid under the Exchange method of payment denominated “normal cash” (“contado normal”), this is on the second business day following the perfection of the acquisition of shares indicated in the above literal.
The price of the Offer will be paid by the Bidder, through Santander S.A. Corredores de Bolsa (the “Administrator of the Offer”) in their offices located in Bandera 140, 12 Floor, borough and city of Santiago, from Monday to Friday, 9:00 a.m. to 2:00 p.m., excluding holidays.
5. Procedure to Accept the Offer
a. State of the offered shares. The accepted shares shall be registered in the name of the acceptor in the Shareholders Registry of CTC, duly paid and free of encumbrances, prohibitions, seizures, disputes, precautionary measures, conditions precedent, or resolutory conditions, preferential Rights of third parties, real or personal rights in favor of third parties enforceable to the Bidder and, in general, of any other circumstances that impede of limit their free assignment, transfer or domain (the “Encumbrances”).
b. Formalities for the Acceptance of the Offer and Necessary Documents. Those shareholders accepting the Offer shall indicate the same only during the valid term or its relevant extension, via a written sale order, subject to the terms and conditions of the Offer, which such shareholder must sign before a representative of the Offer Administrator or a participating broker of the Santiago Stock Exchange, or the corresponding Stock Exchange.
The sale order or acceptance shall be delivered to the Offer Administrator at Street Banderas 140, Floor 12, borough and city of Santiago, or to another broker of the Stock Exchange of Santiago.
In accordance to what is stated in the Manual of Stock Shares Operations of the Santiago Stock Exchange, the orders shall be delivered during the Term of the Offer, from Monday to Friday, 9.30 a.m., to 18:30 p.m. Notwithstanding the above, in the expiration date of the Offer or its extensions, orders will also be delivered until 5:30 pm.
The shareholder who attends to deliver his acceptance to the Offer, shall simultaneously conclude a transfer, for all the shares subject to the Offer he wants to sell, which must comply with all current legislation, in favor of the Administrator of the Offer, or, in favor of the broker of the Santiago Stock Exchange they turn to, if necessary, and sign a custody agreement with the Administrator of the Offer or the relevant broker, who will carry out the necessary formalities to enter under its custody the shares subject to the acceptance and, in the case of brokers other than the Administrator of the Offer, to deliver them in the terms of this Offer and the applicable securities regulations.
Also, those shareholders or the broker they turn to shall deliver the following documents to the Administrator of the Offer:
(i) Original share title of the shares willing to sell and are in its power, or a certify issued by CTC’s Share Department, accrediting that the titles are deposited in Huerfanos N° 770, 22 Floor, borough and city of Santiago.
(ii) A certify issue by CTC’s Share Department, accrediting the shares have not lien.
(iii) Copy, of both side, of the shareholder identity card or its legal representative or the representative of the artificial person, and the original must be shown at the time of the subscription of the acceptance. The circumstance of being an exact copy of the original shall be certified by a public notary or verified by the stockbroker.
(iv) Original or authorized copy of the current power of attorney which enable the representative of the shareholder to act, which must have sufficient faculties to sell shares in the terms set forth in this notice, granted or authorized by a notary public.
(v) Authorized copy of all legal antecedents of shareholders artificial person, including all constitutive documents, its modifications, as well as its existence authorizations and other pertinent resolutions, as well as authorized copy of all documents evidencing the legal capacity of its representatives, and
(vi) Authorized copy of all legal antecedents of the shareholders which shares are registered in name of communities or successions, including all documents declaring it, its modifications, as well as resolutions and relevant certifications and authorized copy of all documents evidencing the legal capacity of its representatives.
Additionally, the acceptance shall count with a client file and a custody agreement with the corresponding stockbroker, in accordance with the relevant norms.
Stockbrokers that act in the Offer and are not the Offer Administrator, shall gather the shares enter into its custody and its own share, and, as the case may be, shall make one or more acceptances to the Administrator of the Offer, in the terms mentioned in this number, which may be given together with the other documents mentioned in this number.
Administrator of Pension Funds and Administrator of Mutual Funds, for the funds administered by them, as well as institutional investors to which require to maintain its investment at its name until the sell, that decide to participate in the Offer, shall be governed by the procedures and mechanism required by the applicable norms for its operations, and shall give its acceptance to this Offer in the Administrator of the Offer’s office, during the validity time of the Offer or its extension, not being necessary to give its share transfer or the titles mentioned in number (i). In any case, those documents shall be given to the Administrator of the Offer together with the payment to the institutional investor corresponding to the price of its shares sold in this process.
c. Restitution of Papers. The Bidder will not acquire CTC’s shares if they are offered in terms and conditions different from this Offer. In that case, not accepted shares as well as all documents given by the acceptances shall be available to the shareholders, after the conclusion of the registration process of the shares in CTC’s Shareholder Registry, without generating any right to indemnification, payment or reimbursement for the shareholders that have accepted the Offer, nor shall imply an obligation or responsibility for the Offer, its mandataries, agents, advisers and representatives.
6. Right to retract.
Shareholders that have accepted the Offer could retract, totally or partially, before the expiration of the validity term of it or its extension, through a written communication delivered by the shareholder or the broker that participate, in the office of the Administrator of the Offer, where its acceptance letter and the documents attached to it shall be restituted to the shareholder or the broker, as the case may be. Finally, in case that any shareholder retracts himself of its acceptance in the form mentioned in this section, the respective shares will be given back as soon as this shareholder communicates his retraction in written.
7. Administrator of the Offer.
The bidder shall act, for all purposes of this offer, through Santander S.A. Corredora de Bolsa, Tax Identification Number 96.683.200-2, domiciled at Bandera 140, 12 floor, borough and city of Santiago.
For these purposes, the Bidder has granted to the Bidder Administrator faculties to act as an agent of the Offer, to receive acceptances from CTC’s shareholders, to answer questions related to the mechanism and conditions of the Offer, to make transfer in custody of CTC, to deny acceptances and, in general, all the necessary activities in order to materialize the Offer.
8. Place of Information.
The interested can obtain copies of this add and further information in:
a.	At the Bidder’s office, located in Av. Vitacura 2736, second floor, borough of Las Condes, city of Santiago, from Monday to Thursday between 9:00 a.m. and 5:30 p.m. and Friday between 9:00 a.m. to 4:00 p.m, excluding holiday day and its web page www.opactc.cl.
b.	At the Administrator’s office, located in Bandera 140, 12 floor, borough and city of Santiago, from Monday to Thursday between 9:00 a.m. and 5:30 p.m. and Friday between 9:00 a.m. and 4:00 p.m., excluding holiday days and its web page www.santanderinvestment.cl.
c.	At the Superintendency of Securities and Insurance’s office, located in Av. Libertador Bernardo O’Higgins 1449, borough and city of Santiago, and its web page www.svs.cl.
d.	At the Santiago’s Stock Exchange Market’s office, located in La Bolsa 64, borough and city of Santiago, from Monday to Friday between 9:00 a.m. and 6:00 p.m. and in its web page www.bolsadecomercio.cl.
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA